Exhibit 10.15
SERVICE AND PROMOTION AGREEMENT BETWEEN
YAHOO! INC. AND INTELIUS
     This Service Promotion Agreement (the “Agreement”) is between Yahoo! Inc., a Delaware corporation with its principal place of business at 701 First Avenue, Sunnyvale, CA 94089 (“Yahoo!”) and Intelius, Inc., a Delaware corporation with its principal place of business at 500 108th Avenue NE, 25th Floor, Bellevue, Washington 98004 (“Intelius”). This Agreement is effective as of April 15, 2008 (the “Effective Date”). Yahoo! And Intelius collectively are referred to as the “Parties” and each, individually, as a “Party.”
RECITALS
     WHEREAS, Intelius owns and operates a business that, among other things, provides the Intelius People Search Services (as defined below) in order to help end-users find information on people;
     WHEREAS, Intelius distributes certain information in response to the Intelius People Search Services including the hyperlinks to Intelius People Search Services and other Intelius services through an Intelius Web API;
     WHEREAS, both Parties desires to provide Intelius Content (as defined below) through Yahoo! People Search and certain other areas of the Yahoo! Properties and display such information on the Yahoo! Search Results Page and make the Intelius People Search Services available to Users per the provisions herein.
     NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
SECTION 1. DEFINITIONS
     The following definitions apply to capitalized terms through this Agreement, unless such terms are otherwise expressly defined in the body of the Agreement. All references to “days” and “months” are to U.S. calendar days and months, unless otherwise expressly stated in this Agreement. All monetary amounts are in U.S. dollars.
1.1	“Affiliate” means any company or entity world-wide in which Yahoo! holds, directly or indirectly, at least a 20% ownership, equity, or financial interest, including, without limitation, corporations, partnerships, joint ventures, and limited liability companies.

1.2	“Click” means that a User selects and clicks an Intelius Link and is directed to the Landing Page or other Page selected by Intelius.

1.3	“Intellectual Property Rights” means all rights in and to patents, trade secrets, copyrights, trademarks, service marks, know-how, as well as moral rights and similar rights of any type under the laws of any government worldwide.

1.4	“Intelius Brand Features” means the mutually agreed upon trademarks, service marks, logos and other distinctive brand features of Intelius that are licensed to Yahoo! under the terms of this Agreement.

1.5	“Intelius Content” means the Intelius personal data (i.e., public records data that Intelius obtains and licenses) and Intelius professional listing data, such as employment information, when available, on persons in the United States, including, without limitation, the “Intelius Content Data Fields” set forth on Exhibit A.

1.6	“Intelius Links” means the hyperlinks to the Intelius Site provided to Yahoo! by Intelius displayed on the Yahoo! Search Results Page.

1.7	“Intelius People Search Services” means the bundle of people profile, email and address data (including any and all functionality, text, graphics, data and HTML material incorporated therein) that is used by end users to find information on people and which is offered by Intelius via the Intelius Site and/or affiliated websites of the Intelius Site.

1.8	“Intelius and Yahoo! Promotion Obligations” means Intelius and Yahoo!’s promotion obligation listed as Exhibit A.

1.9	“Intelius Sites” means Intelius’ Internet websites with home pages currently located at http://www.addresses.com and http://www.Intelius.com and any and all additional, substitution, mirror, derivative, or successor sites or URLs at which the site may be located during the Term.

1.10	“Intelius Web Service API” means the Intelius application programming interface that allows Yahoo! and other third Parties to query the Intelius database containing the Intelius Content and Intelius Links via a HTTP query and receive a response in XML format, as set forth on http://yahoo.intelius.com/feeds/wpfeed.html.

1.11	“Internet” means the worldwide collection of computers, networks, infrastructure, connections and devices, whether now known or later developed, that can access, connect to, communicate with, or transfer data to, from, through or by way of the worldwide collection of networks (including without limitation telephone, wireless and third Party networks) that is commonly known as the Internet.

1.12	“Landing Pages” mean the web Pages within the Intelius Sites that are hosted by Intelius and are co-branded with Intelius Brand Features and the Yahoo! Brand Features to which the Intelius Links will link so that when a User clicks an Intelius Link, the User is taken to such Page. Initially, the Landing Pages will be substantially similar to the mock-up set forth in Exhibit G.

1.13	“Launch Date” means the date of first public availability of the Intelius Content on the Yahoo! Search Results Page in accordance with the terms of this Agreement, which the Parties initially estimated to be on or about the beginning of the second calendar quarter.

1.14	“Page” means any World Wide Web page (or, for online media other than Web sites, the equivalent unit of the relevant protocol).

1.15	“Paid Search Results” means the content of Advertisers served from Yahoo!’s or it Affiliate’s paid marketplace database in response to a Query.

1.16	“Query” means a search query initiated from the Search Box.

1.15	“Reverse Phone Lookup” means a Query initiated on Yahoo! Search that includes a United States based ten (10) digit phone number.

1.17	“Search Box” means the graphical areas in which a User may enter a Query for Intelius Content on Yahoo! People Search and, in the case of a search for Intelius Content using a phone number, a Search Box located on any Yahoo! Property.

1.18	“Service” means a website to which Users are linked from the Yahoo! Search Results Page, which website is hosted and operated by Intelius, including the Landing Pages.

1.19	“Term” means the period specified in Section 12.1.

1.20	“User” means a user of the Yahoo! Properties including those users who access the Landing Page.

1.21	“User Data” means any personally identifiable data relating to each User’s use of Yahoo! Properties, the Service, including Landing Pages, including data that Yahoo! or its Affiliates or Intelius or its Affiliates collects from a User of the Landing Pages, that a User of the Landing Pages provides to a Party or to the Parties, or that a User of the Landing Pages authorizes to be provided to the Parties. User Data includes, but is not limited to, name, email address, password, credit card or other identifying information, on-line behavior, internet protocol address, information whether provided during registration for the services of Yahoo! or the Service. For the purpose of clarification, User Data does not include aggregated or demographic information which taken alone, or used in conjunction with any other database, contains no information that can identify a particular person.

1.22	“Web Search Results” means the responses served from Yahoo’s Web search databases (including all databases related to Yahoo!’s content acquisition programs) which responses are ranked by an algorithm designed to determine relevance.

1.23	“Yahoo! Brand Features” means the mutually agreed upon trademarks, service marks, logos and other distinctive brand features of Yahoo! set forth on Exhibit C licensed to Intelius.

1.24	“Yahoo! People Search” means the Yahoo! Property currently located at http://people.yahoo.com and any and all additional, substitution mirror, derivative, or successor sites or URLs at which such content may be located during the Term.

1.25	“Yahoo! People Search Query Page Sites” means the initial page of Yahoo! People Search currently located at http://people.yahoo.com that provides, among other things, functionality for a User to search for information on residents in the United States based on the data fields set forth on Exhibit A.

1.26	“Yahoo! Property or Yahoo! Properties” means any or all of Yahoo!’s or its Affiliates’ worldwide properties, software, products, services, sites and pages, including, without limitation, those accessible in whole or in part through the Internet, whether presently existing or later developed, that are developed in whole or in part by or for Yahoo! or its Affiliates.

1.27	“Yahoo! Search” means the United States Web site hosted by Yahoo!, currently located at http://search.yahoo.com and any and all additional, substitution, mirror, derivative, or successor sites or URLs at which such content may be located during the Term, and as mutually agreed by the Parties in writing, other applicable URLS for countries outside of the United States.

1.28	“Yahoo! Search Results Page” means the Web pages of Yahoo! Search that display search results in response to a Query by User including on Yahoo! People Search.

EXHIBITS

Exhibit A	Intelius Integration Plan And Data Fields

Exhibit B	Intelius Payment Obligations

Exhibit C	Yahoo! Brand Features

Exhibit D	Yahoo! Brand Features Guidelines

Exhibit E	Service Level Agreement

Exhibit F	Mock-Ups of Yahoo! Search Results Pages

Exhibit G	Mock-Ups of Landing Pages

SECTION 2. RESPONSIBILITIES OF THE PARTIES.
     2.1 Intelius Responsibilities.
(a)	Integration and Promotion Obligations. During the Term, Intelius will perform those integration and promotion obligations which are assigned to Intelius as set forth in the attached Exhibit A.

(b)	Intelius Web Service API. Intelius shall make the Intelius Web Service API and documentation related thereto available to Yahoo! no later than April 16, 2008. Intelius shall ensure that the Intelius Web Service API permits Yahoo! to query the Intelius database containing the Intelius Content and Intelius Links via a HTTP query and receive a response in XML format. If Intelius modifies the Intelius Web Service API it shall provide written notice to Yahoo! with at least ninety (90) days prior written notice by email (peoplesearch-ops@yahoo-inc.com) before such modified API is implemented. Initially the Intelius Web Service API shall be as set forth on http://yahoo.intelius.com/feeds/wpfeed.html.

(c)	Intelius Links. Intelius will provide to Yahoo! all URLs, URL formats (as applicable), content, and other materials necessary for Yahoo! to provide the Intelius Links on the Yahoo! Search Results Page and on Yahoo! People Search. All Intelius Links shall link directly to the Intelius Site or the Landing Page without any pop-ups, pop-under, interstitial or other daughter windows pages. In addition, in the event of an anticipated substantial change in the traffic directed to the Intelius Site from Yahoo! People Search, Yahoo! shall use commercially reasonable efforts to notify Intelius as soon as practical of such change.

(d)	Report on Content; Updates of Intelius Content. During the Term, Intelius shall update the Intelius Content with current information available to it ( * * * ) Intelius shall, throughout the term, use best efforts to ensure that the Intelius Content available on Yahoo! People Search and Yahoo! Search ( * * * )

(e)	( * * * )

(f)	Landing Page. Intelius will host the Landing Pages which will provide applicable information to Users depending on the Intelius Link clicked by a User. During the Term, Intelius agrees to display the Yahoo! Brand Features set forth on Exhibit C on the Landing Pages above the fold and in such, subject to the terms of this Agreement, and substantially as set forth in the mock-up displayed as Exhibit G. All links from the Intelius Site to Yahoo! shall link directly to Yahoo! Search, as the case may be, without any pop-ups, pop-unders, interstitial pages, or other intervening pages.

(g)	Intelius Reports. Within fifteen (15) days of the end of each calendar month after the Launch Date (e.g., the report for the month of January will be available no later than February 15), Intelius will provide Yahoo! with reports containing the following information from the prior month: (i) the total number of Clicks of Intelius Links, and (ii) the specific Intelius Links and corresponding number of Clicks for each.

(h)	Notice of Changes. Intelius shall provide at least thirty (30) days prior written notice to Yahoo! if it intends to change its services or the data and information it
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provides in the Intelius Content outside the changes required in the normal course of Intelius’ business and this Agreement.
(i)	Performance. Intelius shall comply with the service level agreements set forth in Exhibit E (the “SLA” or “Service Level Agreement”).

(j)	Customer Support; Training. Within fourteen (14) days of the Effective Date and as requested by Yahoo! from time to time, but not more frequently than four (4) times during any twelve (12) month period, Intelius shall provide training to Yahoo!’s customer care department, without fees, on how to respond to User complaints, questions or issues, regarding, among other things, Intelius Content and using Intelius’ secure web interface to access the Intelius database to update Intelius Content or remove a User from the Intelius database. Intelius will provide Yahoo!’s customer care department with access to its web interface so that Yahoo! customer care employees can update the Intelius database and Intelius Content and to remove or request that Intelius remove an individual from the Intelius database. Additionally, Intelius will provide customer care for issues that cannot be resolved by Yahoo!’s customer care department. Intelius will provide an email alias and telephone number so that Yahoo! can transmit a customer care issue to Intelius and Intelius shall use commercially reasonable efforts to resolve such issues within 24 hours of receiving notice of an issue from Yahoo!.

(k)	Implementation of Yahoo! Maps. During the Term, Yahoo! Shall have the right, but not the obligation, to require Intelius to implement Yahoo!’s mapping technologies on the Land Pages where mutually agreed to by both Parties, within sixty (60) days of Yahoo!’s written request, subject to a Yahoo!’s maps API use terms, located at http://developer.yahoo.com/maps/mapsTerms.html. Intelius will not pay for usage of the Yahoo! Maps on the Landing Pages.

(l)	( * * * )

(m)	Other Opportunities. As requested by Yahoo!, the Parties agree to meet to discuss potential business opportunities with ( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Yahoo! Responsibilities.
     (a) Yahoo! Executive Producer. Yahoo!, creates and hosts the following websites: Yahoo! People Search and Yahoo! Search. Yahoo! is solely responsible for the selection of, content, design, layout, posting and maintenance of Yahoo! People Search and Yahoo! Search. Yahoo! reserves the right, at any time, but subject to its obligations under this Section 2.2, to redesign or modify the organization, structure, specifications, “look and feel,” navigation, guidelines and other elements of any Page of Yahoo! People Search and Yahoo! Search, including but not limited to the Yahoo! Search Results Page, ( * * * ). Additionally, Yahoo! may test on Yahoo! Search any technologies that do not compete with Intelius product offerings, products or services as it determines in its sole discretion, subject also to Yahoo!’s obligation under Section 2.3 below. Intelius expressly acknowledges and agrees that, subject to its obligations under this Section 2.2 and Section 2.3, Yahoo! may promote and link to other areas of the Yahoo! Properties, on or from Yahoo! People Search or Yahoo! Search.
     (b) ( * * * )
     (c) Yahoo! People Search Query Page. During the Term, Yahoo!, will host and maintain the Yahoo! People Search Query Page, subject to applicable rules and regulations, initially which shall appear substantially similar to the mock-up depicted in Exhibit F.
     (d) Yahoo! Search Results Page. After each search on Yahoo! People Search, based on the criteria provided by the User, Yahoo!, will display Intelius Content and Intelius Links, to the extent provided by Intelius, on the Yahoo! Search Results Page. Initially, the Yahoo! Search Results Page shall be substantially similar to the mock-ups depicted in Exhibit F.
     (e) Yahoo! Search Reverse Phone Lookup Results. Yahoo! will integrate the Intelius Content through the Intelius Web Service API into all Reverse Phone Lookup queries on the Yahoo Search Results Pages. This integration will be completed within One hundred twenty (12) days of the Effective Date of this Agreement.
2.3	( * * * ) The Parties agree that for the Term, unless terminated earlier as provided in this Agreement, ( * * * )
SECTION 3. OTHER AGREEMENTS AND OBLIGATIONS
3.1	Tracking Beacons. Yahoo! may provide Intelius with tracking beacons (“Yahoo! Beacons”) that shall be placed on each Landing Page and track Users that Click from the Yahoo! Search Results Page to the Landing Pages and determines whether the Landing Page has loaded. Intelius shall maintain the Yahoo! Beacons on all Landing Pages and shall not remove them from such pages.’

3.2	Hosting Services. Intelius shall host the Intelius Site, the Intelius People Search Services and Intelius Web API Service and shall maintain the functionality and availability of each of the foregoing so that they are available and materially functioning in accordance with the SLA.

3.3	Mutual Non-Disparagement. Intelius will not knowingly use Yahoo! Brand Features or post editorial content on the Intelius Site, that reflects negatively, disparages, tarnishes the name, reputation, image or goodwill of Yahoo!, its Affiliates, or any of their products or services. Yahoo! will not knowingly use Intelius Brand Features or Intelius Content, or post editorial content on Yahoo! People Search, that reflects negatively, disparages, tarnishes the name, reputation, image or goodwill of Intelius.

3.4	Advertising Rights. Yahoo! has the sole right to sell or license the advertising and promotional rights with respect to the Yahoo! Properties and Yahoo! People Search, and Yahoo! will retain any revenue generated from any sales or licenses of advertising or promotional rights. ( * * * ). Intelius has the sole right to sell or license the advertising and promotional rights with respect to the Intelius Site and service, and Intelius will retain any revenue generated from any sales or licenses of advertising or promotional rights.
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5	Pricing and Promotions. Yahoo! will solely determine all aspects of pricing, if any, of the Yahoo! Properties, including but not limited to retail pricing, discounts, special offers, payment structure or requirements, and refunds or cancellation policies. Yahoo! will solely create and administer any promotions or contest offered on the Yahoo! Properties. Intelius will solely determine all aspects of pricing of services sold on the Intelius Sites, including but not limited to retail pricing, discounts, special offers, payment structure or requirements, and refunds or cancellation policies. Intelius will solely create and administer any promotions or contest offered on the Intelius Sites.

3.6	Costs of Promotion Obligations. Each Party will bear its own costs related to its obligations under this Agreement.
4.0 PAYMENTS BY INTELIUS
Following the Launch Date until the end of the Term, Intelius will pay Yahoo! the fees specified in Exhibit B.
5.0 TAXES; AUDIT
5.1	Taxes. Each party is responsible for any state and local sales and use taxes that apply to their activities under this Agreement and each party is responsible for their own income taxes.

5.2	Audit. Intelius will retain all relevant records for a period of one year from the date of the termination or expiration of this Agreement. Yahoo! has the right, at its own expense, to direct an independent certified public accounting firm to inspect and audit the books and records of Intelius directly relevant to the payments in Section 4 if: (a) the audit occurs within one year from the date the relevant payment is made; (b) Yahoo! provides at least thirty days written notice and the inspection and audit is conducted during regular business hours and does not unreasonably interfere with normal business activities. If any audit reveals an underpayment of more than ( * * * ) of the amount owed to Yahoo! for any calendar quarter, Intelius will reimburse Yahoo! reasonable audit costs. If any audit reveals an underpayment of the amounts due to Yahoo!, Intelius will promptly pay such amount to Yahoo!.
SECTION 6. CONFIDENTIALITY.
Confidential Information. The Parties entered into a mutual nondisclosure agreement dated January 20, 2004 (the “Existing NDA”) and agree that the contents and discussions regarding this Agreement, and any Confidential Information (as defined in the Existing NDA) provided pursuant to this Agreement, whether before or after the Effective Date, are governed by the Existing NDA.
SECTION 7. USER DATA
7.1	Restrictions on Intelius’ Use and Monitoring Of User Data. Except as expressly provided in this Agreement, Intelius will not receive or have any access to, nor shall Intelius attempt to collect or track, any Yahoo! User Data, including without limitation individual or aggregated preferences or usage patterns.

7.2	User Data; Compliance With Privacy and User Data Laws. All Yahoo! User Data will be retained and owned solely by Yahoo and/or the Yahoo Affiliates. All information and data provided to Intelius on the Intelius Site otherwise collected by Intelius relating to user activity on the Intelius Site, including Intelius Registration Data, will be retained by and owned solely by Intelius. Intelius covenants that all of its collection and use of data (whether provided by Users or generated in connection with their use of the Service), including but not limited to subsequent uses by Intelius of this data, will comply with all applicable federal and state privacy and consumer protection laws in
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the United Sates (ii) Intelius has, and will at all times maintain, a privacy policy governing the delivery and use of the Service; and (iii) Intelius abides, and will at all times abide, by such Intelius’ privacy policies. Neither Party will collect any personally identifiable information from users on its website without the express consent of the user.
7.3	Privacy. Intelius and Yahoo! will act in accordance with their respective publicly available privacy policies. Each Party represents that its privacy policy complies with applicable laws and regulations.
SECTION 8. LICENSES.
8.1	Intelius Content, Intelius Links and Intelius Brand Features. During the term of this Agreement, Intelius grants Yahoo! and its Affiliates a royalty-free, fully paid-up, worldwide, non-transferable, non-exclusive license to use, reproduce, encode, store, archive distribute, transmit, publicly display, and publicly perform the (a) Intelius Content, (b) the Intelius Link and (c) Intelius Brand Features, in each case unmodified and solely as provided by Intelius and solely for the purpose of performing the Yahoo! Promotion described above. If Intelius objects to Yahoo!’s use of the Intelius Brand Features, Yahoo! will immediately comply with Intelius’ requests for changes or removal. Intelius does not grant Yahoo! any right, title, or other property interest in the Intelius Content or Intelius Brand Features.

8.2	Yahoo! Brand Features. During the term of this Agreement, Yahoo! grants Intelius a royalty-free, fully paid-up, worldwide, revocable, non-transferable, non-exclusive license to use, reproduce, publicly display, and publicly perform the Yahoo! Brand Features, in each case unmodified and solely as provided by Yahoo!, and solely for the purpose of performing the Intelius Promotion Obligations. Any use of the Yahoo! Brand Features will be in compliance with the Yahoo! Brand Features Guidelines, attached here as Exhibit D. If Yahoo! objects to Intelius’ use of the Yahoo! Brand Features, Intelius will immediately comply with Yahoo’s requests for changes or removal. Yahoo! does not grant Intelius any right, title, or other property interest in the Yahoo! Brand Features or Yahoo! Content.
SECTION 9. OWNERSHIP.
9.1	Intelius Ownership. As between the Parties, Intelius owns all rights, title, and interest in the Intelius Content, Intelius Brand Features, Intelius Links and Intelius Site, any technology, methods, or functionality used by Intelius to create and maintain the Intelius Site, and all other portions of the foregoing (except for any Yahoo! Property and Yahoo! Brand Features appearing on any of the foregoing).

9.2	Yahoo! Property Ownership. As between the Parties, Yahoo! owns all rights, title, and interest in the Yahoo! Properties, including but not limited to Yahoo! People Search and Yahoo! Search, any technology, methods, or functionality used by Yahoo! to create and maintain the Yahoo! Properties, and all other portions of the foregoing (except for any Intelius Brand Features and Intelius Content appearing on any of the foregoing).
SECTION 10. WARRANTIES, REPRESENTATIONS, RELATED COVENANTS AND LIABILITY LIMITATIONS
10.1	General Warranties. Each Party represents to each other that it:
(a)	has the corporate authority to enter into this Agreement;

(b)	( * * * ) and
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	( * * * )
10.2	By Intelius. Intelius represents, warrants and covenants to Yahoo! that:
(a) nothing in the content, data or other information provided by Intelius to Yahoo!, or any website or Page (including all Landing Pages) linked to by any data provided by Intelius, contains or executes any viruses, Trojan horses, worms, or other codes that will delay or disrupt the use of any software or computers;
(b) the Intelius Content and the Intelius Service do not and will not infringe the Intellectual Property Rights of any third Party;
(c) the terms of this Agreement do not violate and will not cause a breach of the terms of any other agreement to which Intelius is a Party or by which it is subject or bound
10.3	Disclaimers of Additional Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ALL MATERIALS AND DELIVERABLES PROVIDED BY ONE PARTY AND ITS AFFILIATES TO THE OTHER PARTY HEREUNDER ARE PROVIDED “AS IS.” THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS, ASSURANCES, OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT.

10.4	Limitation of Liability. EXCEPT FOR DAMAGES UNDER SECTIONS 6 (“CONFIDENTIALITY”) 7 (“USER DATA”) AND ( * * * ) IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE UNDER ANY THEORY OF LAW OR EQUITY FOR ANY LOSS OF DATA, OR FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOST BUSINESS) ARISING OUT OF PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, EVEN IF THAT PARTY OR AFFILIATE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES UNDER SECTIONS 6 (“CONFIDENTIALITY”), 7 (“USER DATA”) AND 11 (“INDEMNIFICATION AND DEFENSE”), EACH PARTY’S AGGREGATE LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT, EACH PARTY’S AGGREGATE LIABILITY FOR DIRECT DAMAGES SHALL ( * * * )
SECTION 11. INDEMNIFICATION AND DEFENSE.
11.1 By Intelius. Intelius, at its expense, will indemnify, defend and hold harmless Yahoo!, its Affiliates, their employees, officers, directors, representatives, and agents, against any third Party claim, suit, action, or other proceeding brought against Yahoo! or against such persons or entities, including, without limitation, any costs and expenses arising out of such claims, including, without limitation,
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonable attorney’s fees, to the extent based on or arising from a claim that (a) that Intelius breached any representation, warranties and covenants set forth herein; or (b) the Intelius People Search Services, Intelius Results Links, Intelius Web Service API, Intelius Brand Features or Intelius Content provided by Intelius to Yahoo! under this Agreement, or the Intelius Site, is or contains any material or information that is obscene, defamatory, libelous, slanderous, or violates any law or regulation, or violates any rights of any person or entity, including, without limitation, rights of publicity, privacy or personality, or has otherwise resulted in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any third Party; or (c) the Intelius People Search Services, Intelius Results Links, Intelius Web Service API, Intelius Brand Features or Intelius Content provided by Intelius to Yahoo! under this Agreement infringes in any manner any United States copyright, trademark rights, or service mark rights, misappropriates any trade secrets of any third Party, or (d) any Intelius services, including the Intelius People Search Services, infringes any United States patent right of any third Party.
11.2 By Yahoo!. Yahoo!, at its expense, will indemnify, defend and hold harmless Intelius, its affiliates and their employees, officers, directors, representatives, and agents, against any third Party claim, suit, action, or other proceeding brought against Intelius or against such persons or entities, including, without limitation, any costs and expenses arising out of such claims, including, without limitation, reasonable attorney’s fees, to the extent based on or arising from a claim that any ( * * * ).
11.3 Procedure. The indemnity obligations apply only if the indemnified Party: (a) provides the indemnifying Party with prompt notice of a claim unless failure to provide such prompt notice does not injure the indemnifying Party; (b) permits the indemnifying Party to assume and control the defense of such action; and (c) upon the indemnifying Party’s written request, and at no expense to the indemnified Party, provides to the indemnifying Party all available information and any reasonable assistance necessary for the indemnifying Party to defend the claim. The indemnifying Party will not enter into any settlement or compromise of any claim without the indemnified Party’s prior written consent, which will not be unreasonably withheld, unless the settlement or compromise includes a complete release of all claims against and liability for the indemnified Party. The indemnifying Party will pay any costs, damages, and expenses, including, but not limited to, reasonable attorney’s fees and costs awarded against or otherwise incurred by the indemnified Party in connection with or arising from any the claim, suit, action or proceeding.
12.0 TERMINATION AND OBLIGATION TO DISTRIBUTE
12.1 Term. This Agreement will be effective for a period of ( * * * ) from the Effective Date unless earlier terminated pursuant to Section 12.3 (the “Initial Term”), or renewed in accordance with Section 12.2. The Initial Term and any renewal terms are collectively, the “Term.”
12.2 Renewal. ( * * * )
12.3 Termination. ( * * * ) may terminate this Agreement ( * * * )
12.4 Effect of Termination or Expiration. Upon any termination or expiration of this Agreement: (a) all licenses granted hereunder shall immediately expire; (b) the Parties will immediately cease representing to the public any affiliation between them in connection with the matters which are the subject of this Agreement; (c) each Party will return to the other within thirty days any confidential information or property of the other Parties delivered pursuant to this Agreement; and (d) the following provisions will survive any termination or expiration of the Agreement: 1, 3.3, 3.4, 3.5, 3.6, 4, 5, 6, 9, 10.3, 10.4, 11, 12.4 and 13.
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.0 GENERAL
13.1 Intellectual Property Interests Retained. Neither Party grants the other interest in its Intellectual Property Rights, or grants any license to use them other than those expressly specified, and then only for the duration and purpose specified.
13.2 Publicity. Neither Party will publicize the terms or the existence of this Agreement to any third Party without prior written consent from the other Party and after the other Party’s approval of the form and content of any publicity release or other public promotion. If either Party elects to file this Agreement with the Securities and Exchange Commission, it will provide the other no less than ( * * * ) business days before the expected date of the filing (the “Filling Date”), a copy of the Agreement marked to show the sections on which it plans to seek confidential treatment. Each Party agrees to expand its confidential treatment request to include those provisions of this Agreement reasonably indicated by the other Party at least ( * * * ) days before the Filing Date as terms on which it requests confidential treatment, if reasonable in the opinion of counsel retained for such matters by the filing Party.
13.3 Notice. Notices and demands that a Party is required to serve or desires to serve on the other must be sent in writing and are deemed received:
(a) on the day sent if transmitted via electronic mail, telegram, or confirmed;
(b) upon execution of a receipt if sent by U.S. mail or courier, return receipt requested;
(c) or within five days of the day sent if transmitted by any other method.
Notices sent to Yahoo! must be directed to: Vice President, Yahoo! Search Business, Yahoo! Search (e-mail: tmayer@yahoo-inc.com), with a copy to General Counsel (e-mail: callahan@yahoo-inc.com). Notices sent to Intelius must be delivered to: Ed Petersen at the address provided on the first page of this Agreement (email: epeterson@Intelius.com) with a copy to General Counsel at the same address (e-mail: wbeaver@intelius.com). Either Party may change its contact person for purposes of notice by sending the other Party the name of its designate in writing.
13.4 Governing Law. This Agreement is governed by and construed using California law, without giving effect to California conflict of law provisions or constructive presumptions favoring either Party. The Parties consent to venue and jurisdiction in the state and federal courts located in Santa Clara County, California.
13.5 Force Majeure. Neither Party shall be liable to the other for any default or delay in the performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by any cause beyond such Party’s reasonable control (each, a “Force Majeure Event”); provided, however, that the Party affected by the Force Majeure Event shall provide the other Party with prompt written notice of the Force Majeure Event and use commercially reasonable efforts to minimize the effect of the Force Majeure Event upon such Party’s performance; provided, further, that should the performance by either Party of its obligations under this Agreement be prevented by a Force Majeure Event for more than sixty (60) days, the other Party shall have the right to terminate this Agreement without liability to the non-performing Party.
13.6 Assignment. Intelius may not directly or indirectly assign or transfer (whether by operation of law or otherwise) the Agreement or delegate any of its rights or obligations under the Agreement without Yahoo’s prior written consent, which consent will not be unreasonably withheld, provided however that, in the event of a Change of Control, Yahoo shall have the right to terminate this Agreement, unless such Change of Control is solely in connection with an initial public offering by Intelius. Any purported assignment or transfer of the Agreement in contravention of this Section 16.2 shall be null and void and of no force and effect. Yahoo may assign the Agreement to (a) an Affiliate, (b) Yahoo’s successor pursuant to
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a merger, reorganization, consolidation or sale, or (c) an entity that acquires all or substantially all of that portion of Yahoo’s assets or business for which the Licensed Product(s) and/or services were acquired or being used. The Agreement is binding upon the successors and permitted assigns of the Parties and the name of the Party appearing herein will be deemed to include the names of such Party’s successors and permitted assignees to the extent necessary to carry out the intent of the Agreement. Change of Control definition. “Change in Control” means with respect to any Party, any transaction or event or series of related transactions or events or any agreement to enter into or complete any such transaction(s) or event(s) pursuant to which (i) all or substantially all of the assets of such Party or (ii) equity interests in such Party that have the power to cast at least 25% of the votes entitled to be cast in elections of directors (or similar officials) of such Party, shall be acquired by a Person (whether by means of a tender or exchange offer, reclassification, consolidation, merger, sale or other disposition of such assets or such equity interests, compulsory exchange of equity interests, liquidation, or otherwise.) “Person” as used in this section means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any governmental entity, or any other entity or organization.
13.7 Relationship of the Parties. The Parties are dealing with each other as independent contractors. Neither this Agreement nor any terms creates a partnership, joint venture or agency. Neither Party may bind the other in contracts with third Parties or make promises and representations on behalf of the other Party without the other Party’s written consent. Employees and agents of one Party without the other Party’s written consent. Employees and agents of one Party are not employees or agents of the other. Other than that expressly set forth herein, no Party owes the others any compensation for performing the actions contemplated by this Agreement. This Agreement is made for the benefit of Yahoo! and Intelius and their respective affiliates and is not for the benefit of any third Parties.
13.8 Severability. If part of any provision in this Agreement is unenforceable, then the remainder of the provision will be enforced to affect the intention of the Parties. The validity of all other provisions in the Agreement will not be affected.
13.9 No General Waiver. Waiver of any one default will not waive subsequent defaults of the same or different kind.
13.10 Entire Agreement. This Agreement, any exhibits, and the Existing NDA are the complete agreement between the Parties with respect to this subject matter, superseding any prior understandings, both written or oral.
13.11 Amendments. This Agreement may be amended only by a written agreement signed by all of the Parties.
13.12. Counterparts. This Agreement may be executed in counterparts, each of which is considered an original, and all of which constitute one instrument. The Parties must deliver original execution copies of this Agreement to one another as soon as practicable following execution.
[Signature page follows]

     This Service and Promotion Agreement has been executed by the duly authorized representative of the Parties, effective as of the Effective Date.

YAHOO! INC.			INTELIUS INC.

By:	/s/ Vish Makhijani		By:	/s/ Ed Petersen

	Name:	Vish Makhijani		Name:	Ed Petersen
	Title:	SVP Search		Title:	Executive Vice President
	Date:	4/17/08		Date:	4/16/08

EXHIBIT A
INTELIUS INTEGRATION PLAN AND DATA FIELDS
Integration Plan
When a User on Yahoo! People Search submits a Query, Yahoo! will send one or more of the data fields set forth below under the title “Yahoo! People Search Query Fields” to Intelius through the Intelius Web Service API.
In that event, Intelius will use such data to perform a search against Intelius’ applicable database, and will submit by an XML feed to Yahoo! the Intelius Content set forth below under “Intelius Content Data Fields” for display on the Yahoo! Search Results Page, together with links from Yahoo! Search to the Landing Page.
Should a User click on an Intelius Link and be transferred to the Landing Page the User will have a return link that allow that user to easily navigate back to the referring Yahoo! People Search from which the User transferred. Intelius agrees that such link backs will materially conform to that rendered in Exhibit B or such other link as provided by Yahoo!.
As referenced in the preceding paragraphs, at a minimum, the data required to be submitted by Yahoo! to Intelius will be as set forth below in the “Yahoo! People Search Query Fields” section.
Yahoo! People Search Query Fields
The following fields must be provided by Yahoo! in response to a User’s Yahoo! People Search Query for Intelius to deliver Intelius Content to Yahoo!:
(a) For U.S. Phone and Address:
(i)	Required fields: last name. (May also include the following optional fields: first name/initial, city/town, state)

(ii)	Optional fields: first name/initial, city/town, state.
(b) Email Search:
(i)	Required First name/initial and last name.
(c) Phone Number:
(i)	Required: Area code and phone number.
Intelius Content Data Fields
In response to a Query, Intelius will deliver the following Intelius Content, to the extent possessed by Intelius, for display on the Yahoo! Search Results Page:
(a) First Name
(b) Last Name
(c) State
(d) Business and personal addresses
(e) Business and personal email addresses
(f) Business and personal phone numbers

Intelius Links
The items that are boxed in the color red on Exhibit F shall constitute the initial Intelius Links on the Yahoo! Search Results Page that shall be displayed in response to a Query; provided that in accordance with Yahoo!’s “executive producer” rights in Section 2.2(a) it may amend the location of the Intelius Links from time to time. Yahoo! will work in good faith with Intelius to optimize the Intelius Links throughout the course of this Agreement.

EXHIBIT B
INTELIUS PAYMENT OBLIGATIONS
Intelius will pay ( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
LINK BACK TO YAHOO! SITE
[Graphic — back to Yahoo! People Search]

EXHIBIT D
YAHOO! BRAND FEATURES GUIDELINES
1.	General. All Yahoo! trademarks, logos, service marks, trade dress, slogans, copyrighted designs or other brand features (collectively “Brand Features”) will be used only as explicitly licensed by Yahoo!, and only under the terms and conditions and for the purposes described in such License. The other Party to the License granted by Yahoo! is referred to as the “Licensee”. To the extent they may differ with the general terms below, the specific terms of the License govern all use of the Brand Features by the Licensee.

2.	Approval. All specific uses of any Yahoo! Brand Features must be approved in advance by Yahoo! Brand Marketing. You may request approval by completing the Request for Approval Form attached as an Exhibit to the License and/or which may be found at http:_docs.yahoo.com_info.permissions.permissions.html, and forwarding it to Permissions Agent at fax no. (408) 349-5310 or s/s Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089. You must also include complete samples of each proposed use. Yahoo!’s brand marketing department will typically review the request and respond within ten (10) business days, but is under no obligation to respond. You may not use Brand Features unless and until Yahoo! has granted its specific approval and any and all conditions of such approval have been fulfilled by the Licensee.

3.	Appearance of Logos. The Licensee will ensure that the presentation of the Yahoo! Brand Features will be consistent with Yahoo!’s own use of the Yahoo! Brand Features in comparable media. From time to time during the term of the License, Yahoo! may provide to Licensee written guidelines as to the size, typeface, colors, and other graphic characteristics of the Yahoo! Brand Features, which upon delivery to the Licensee shall be deemed to be incorporated into the License and into these Guidelines.

4.	Notices. All trademarks and service marks included in the Yahoo! Brand Features will be designated with “SM”, “TM” or “®,” in the manner directed by Yahoo!.

5.	Restrictions upon Use. The Yahoo! Brand Features will not be presented or used: a) in a manner that suggests that editorial content has been authored by, or represents the views or opinions of, Yahoo! or any Yahoo! personnel or affiliate; b) in a manner that is misleading, defamatory, libelous, obscene, infringing or otherwise objectionable; c) in connection with any material that infringes the trademark, copyright or any other rights of any third Party; d) as part of a name of a product or service of a company other than Yahoo!; or e) In a manner that infringes, derogates, dilutes, or impairs the rights of Yahoo! in the Brand Features. Yahoo! shall have complete discretion to evaluate Licensee’s use and to decide whether that use violates any of the foregoing restrictions.

6.	Use for Yahoo!’s Benefit. Any use of the Yahoo! Brand Features shall inure to the benefit of Yahoo! By using the Brand Features pursuant to Yahoo’s approval, Licenses acknowledges Yahoo!’s ownership of all Brand Features and warrants that it will not take any action which is inconsistent with Yahoo!’s ownership.

7.	Nonexclusive Remedy. The Licensee will make any changes to its use of the Yahoo! Brand Features as are requested by Yahoo! This remedy is in addition to any other legal remedies to which Yahoo! may be entitled in relation to Licensee’s use of Yahoo! Brand Features.

8.	Revisions & Further Info. These Guidelines may be modified at any time by Yahoo! upon written notice to the Licensee.

EXHIBIT E
SERVICE LEVEL AGREEMENT
1.	Purpose.
     The purpose of this Service Level Agreement is to detail the service levels required of Intelius with respect to the provision of Intelius Content and the Landing Pages to which Users are directed from Yahoo! Properties. Terms not defined in this Exhibit E shall have the meaning set forth in the Agreement. All measurements and requirements under this SLA shall be pursuant to tests performed by or confirmed by a third party selected by Yahoo! and approved by Intelius, and the Parties shall share all costs of such third party.
2.	Definitions
a.	“Availability and Page Load Exceptions” shall mean the exceptions detailed in Section 6 below.

b.	“Downtime” shall mean ( * * * )

( * * * )

d.	“Page Load Time Objective” has the meaning set forth in Section 4.

e.	“Permitted Downtime” means the number of minutes of Downtime per month that are attributable to the Availability Exceptions and is not more than .05% of a calendar month.

f.	“Planned Maintenance Period” has the meaning set forth in Section 5 below.

g.	“Service Availability” means ( * * * )

h.	( * * * ) means ( * * * )

i.	“Uptime” means the number of minutes per month that are not considered Downtime or Permitted Downtime.
3.	Availability.
a.	Intelius will make the Intelius Content and Landing Pages available every day of the year and 24 hours a day, except for Planned Maintenance Periods.

b.	Intelius agrees that the Intelius Content and Landing Pages shall meet or exceed the Service Availability Objective.
4.	Data Transfer Speeds: Page Load Times
     ( * * * )
5.	Planned Maintenance Period
     Intelius will perform maintenance between 12:00 — 5:00 am PT to minimize impact to Users. To quality as a “Planned Maintenance Period” for purposes of this SLA, Intelius shall provide Yahoo! with written notice as follows: (a) with respect to planned maintenance, written notice must be provided 24 hours prior to the planned maintenance and (b) with respect to emergency maintenance, as soon as possible, but no later than one (1) hour after emergency maintenance is complete. For purposes of receiving such notices, Yahoo! designates the following e-mail address: ( * * * )
6.	Availability and Page Load Exceptions
     The occurrence of any one of the following events will constitute an exception to Intelius’ obligation to meet the Service Availability Objective or Page Load Time Objective and will be considered Permitted Downtown:
a.	An outage, slowdown, failure or delay that is due to Yahoo!, or any of their Affiliates, agents, contractors, consultants, or providers acting on its behalf;
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b.	An outage, slowdown, failure or delay that is caused by an event that is beyond the reasonable control of Intelius, including, but not limited to, acts of God, acts of any government in its sovereign or contractual capacity, terrorist acts, fires, floods, snowstorms, earthquakes, epidemics, quarantine restrictions, wars, riots, rebellions, insurrections or civil unrest, Internet viruses, hacker attacks such as “Denial of Service”, and general Internet brown-outs, black-outs and slowdowns;

c.	An outage, slowdown, failure or delay that is attributable to an unexpected material increase in traffic from Yahoo!; or

d.	An outage, slow/down, failure, or delay that is attributable to a Planned Maintenance Period.
7.	Reports.
     Upon the request of Yahoo!, Intelius will provide a report showing Intelius’ ( * * * )
8.	Incident Management.
     Security issues or vulnerabilities associated with the Service and identified by Yahoo! will be promptly communicated to Intelius in writing. Once notice of such an issue or vulnerability is received by Intelius, Intelius will assign a prioritization level to the issue based on the descriptions below and will respond to Yahoo accordingly. Provided such issue is within the reasonable control of Intelius, Intelius will work thereafter with Yahoo! to attempt to resolve the issue.

Service
Impact		Initial		Resolution
Report	Description	Response	Updates	Target
Level 1	( * * * )	( * * * )	Hourly	Continuous until resolution
Level 2	( * * * )	( * * * )	Every 8 hour or as requested	24 hours
Level 3	( * * * )	( * * * )	Every 12 hours or as requested	1 business day
Notwithstanding the foregoing, Yahoo! acknowledges and agrees that Intelius’ ability to respond or resolve an issue described under this Section may be dependent upon third Party hardware, software, or other vendors issuing patches, updates, bug fixes, or other remedial services, code, or documentation and in the event of delays attributable to such third Party vendors, the timeliness of this Section will be extended accordingly.
9.	Response Team
     Intelius has policies and procedures in place to notify its personnel on a 24 hour a day, 7 days a week basis if the Intelius Content is not being received or if the Landing Page or Intelius sites are not up and operational. Yahoo! will notify Intelius of any performance issues relating to this SLA by contacting the following:

Contact Type	Title	Name	Email	Phone	Pager or Cell
Primary Business contact	( * * * )	( * * * )	( * * * )	( * * * )	( * * * )
Additional Business contact	( * * * )	( * * * )	( * * * )	( * * * )	( * * * )
Program/Project Manager Primary Technical Contact	( * * * )	( * * * )	( * * * )	( * * * )	( * * * )
Operations Manager	( * * * )	( * * * )	( * * * )	( * * * )	( * * * )
Customer Service Support	( * * * )	( * * * )	( * * * )	( * * * )	( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Outages. In the event of any unscheduled emergency outage, slowdown, failure or delay, Intelius will notify Yahoo! and the following to the following email contact address: ( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F
MOCK-UPS OF YAHOO! SEARCH RESULTS PAGES
1.) Yahoo! People Search
[YAHOO! PEOPLE SEARCH LOG]

U.S. Phone & Address		Reverse Phone #	Email Search

First Name / Initials	Last Name (required)	Phone Number	First Name/Initials

City/Town	State	#: 308-565-1212	Last Name

Search		Search	Search

2.) Yahoo! Search Results Page – Phone & Address
[Web screenshot — Yahoo! Search Results Page — Phone & Address]
[Searching for “John Klem” for all locations]

3.) Yahoo! Search Results Page – Reverse Phone Lookup
[Screenshot — Yahoo! Search Results Page — Reverse Phone Lookup]
[Looking for “5106200814” results for all locations]

4.) Yahoo! Search Results Page – Email Search
[Screenshot — Yahoo! Search Results Page — Email Search]
[Searching for “John Klem”]

5.) Yahoo! Search Results Page – No Results
[Screenshot — Yahoo! Search Results Page — No Results]
[Searching for “John Klem”]

EXHIBIT G
MOCK-UPS OF LANDING PAGES
Intelius Landing Page
[Mock-Ups of Intelius Landing Pages]

EXHIBIT G continued
MOCK-UPS OF LANDING PAGES
Mock-up of landing page with a single result.
[Mock-ups of Landing Pages]
[Mock-up of Landing Page with a single result
Name, Address, Phone number & Mock-up of address]

EXHIBIT G continued
MOCK-UPS OF LANDING PAGES
[Mock-ups of Landing Pages]
[Mock-up of Landing Page with multiple results]

YAHOO! INC. – INTELIUS INC.
AMENDMENT ONE TO SERVICE AND PROMOTION AGREEMENT
     This Amendment One (“Amendment One”) to the Service and Promotion Agreement, dated April 15, 2008, by and between Yahoo! Inc., a Delaware corporation, with offices at 701 First Avenue, Sunnyvale, CA 94089 (“Yahoo!”) Intelius Inc., a Delaware corporation with its principal place of business at 500 108th Avenue NE, 25th Floor, Bellevue, Washington 98004 (“Intelius”), amends, modifies and supplements the Agreement as set forth below, and is effective as of June 27, 2008 (the “Amendment One Effective Date”).
     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend the Agreement as set forth below. Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meaning set forth in the Agreement.
1.	Section 2.2(b) of the Agreement is deleted in its entirety and replaced with the following:
“(b) ( * * * )
2.	Paragraph (a) entitled ( * * * ) of Exhibit B of the Agreement is deleted in its entirety and replaced with the following:

( * * * )

3.	Miscellaneous. This Amendment One may be delivered by facsimile and may be executed in two or more counterpart, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument. Except as expressly amended as set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the Parties have caused this Amendment One to the Service and Promotion Agreement to be executed by their duly authorized representatives as of the Amendment One Effective Date.

YAHOO! INC.			INTELIUS INC.

By:	/s/ [illegible signature]		By:	/s/ Ed Peterson

	Name:	[illegible]		Name:	Ed Peterson
	Title:	[illegible]		Title:	SVP Sales and Marketing
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY
YAHOO! INC. – INTELIUS INC.
AMENDMENT TWO TO SERVICE AND PROMOTION AGREEMENT
     This Amendment Two (“Amendment Two”) amends that certain Service and Promotion Agreement, dated April 15, 2008, by and between Yahoo! Inc., a Delaware corporation, with offices at 701 First Avenue, Sunnyvale, CA 94089 (“Yahoo”) and Intelius Inc., a Delaware corporation, with its principal place of business at 500 108th Avenue NE, 25th Floor, Bellevue, Washington 98004 (“Intelius”), as amended effective as of April 15, 2008 (“Amendment 1”) (collectively, the “Agreement”). This Amendment Two is effective as of August 1, 2009 (the “Amendment Two Effective Date”).
     For Good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend the Agreement as set forth below. Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meaning set forth in the Agreement.
Section 2.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
( * * * )
The following sentence shall be added to the end of Section 2.2(d) (“Yahoo! Search Results Page”);
“Effective August 1, 2009, the Yahoo! Search Results Pages as set forth on Exhibits F2.), F3.), F4,) and F5.) shall be deleted in their entirely and, shall be replaced by the mockups in the attached revised Exhibit F and lettered “(A)” through “(E).” Yahoo! shall use commercially reasonable efforts to implement such new Yahoo! Search Results Pages by August 1, 2009. The Yahoo! Search Results Page for an email search from Yahoo! People Search shall appear substantially similar to the mockups set forth on Exhibits F(A) through F(E) with appropriate changes for the revised search criteria. For Avoidance of doubt, Exhibit F 1.) shall continue as part of the Agreement.
Section 12.1 of the Agreement is deleted in its entirety and replaced with the following:
“12.1 Term. This Agreement will be effective through ( * * * ) unless earlier terminated pursuant to Section 12.3 (the “Initial Term”), or renewed in accordance with Section 12.2. The Initial Term and any renewal terms are collectively, the “Term.”
Paragraph (a) entitled ( * * * ) of Exhibit B of the Agreement as set forth in Paragraph 2 of Amendment 1 is deleted in its entirety and replaced with the following:
( * * * )
Exhibits F2,), F3,), and F5.) of the Agreements are deleted in their entirety and replaced with Exhibits F(A), F(B), F(C), F(D) and F(E) set forth below:
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY
EXHIBIT F(A)
YAHOO! SEARCH RESULTS PAGE AFTER SEARCH FROM YAHOO! PEOPLE SEARCH
[Yahoo! Search Results Page after search from Yahoo! People Search]
[Searching for “Ed Petersen” in Seattle, WA]

EXECUTION COPY
EXHIBIT F(B)
YAHOO! SEARCH RESULTS PAGE – REVERSE PHONE LOOKUP WHERE THERE ARE SEARCH
RESULTS AFTER SEARCH ON YAHOO! PEOPLE SEARCH OR FROM YAHOO! SEARCH
Graphic
Screenshot
Reverse Phone Lookup where there are Search Results after search on
Yahoo! People Search and from Yahoo! Search

EXECUTION COPY
EXHIBIT F(C) YAHOO! REVERSE PHONE LOOKUP WHERE NO RESULTS
AFTER SEARCH ON ONLY YAHOO! PEOPLE SEARCH:
[Yahoo! Reverse Phone Lookup where no results after search on only Yahoo! People Search]
[Searching for “(206) 282-2224”]

EXECUTION COPY
EXHIBIT F(D) YAHOO! REVERSE PHONE LOOKUP WHERE NO RESULTS
AFTER SEARCH ON ONLY YAHOO! SEARCH:
[Yahoo! Reverse Phone Lookup where no results after search only on Yahoo! Search]
[Searching for “(206) 282-2224”]

EXECUTION COPY
EXHIBIT F(E) YAHOO! SEARCH RESULTS PAGE WHERE NO RESULTS
AFTER SEARCH FOR A NAME ON YAHOO! PEOPLE SEARCH:
[Yahoo! Search Results Page where no results after search for a name on Yahoo! People Search]
[Searching for “Jackson Petersen” in Washington State]

EXECUTION COPY
Exhibit G of The Agreement which contains Mock-Ups of Intelius Landing Pages is Deleted in its entirety and replaced with the following:
Exhibit G
Mockups of Intelius Landing Page
The following sets forth a Mock-up of the Intelius Landing page with no results and, for avoidance of doubt, such page shall include the “Back to Yahoo! People Search” link set forth below:
[Mockup Intelius Landing Page]

EXECUTION COPY
Exhibit G continued.
The following sets forth a mock-up of the Landing Page with a single result and, for avoidance of doubt, such page shall include the “Back To Yahoo! People Search” link set forth below:
[Mockup Landing Page with Single Result]
[Searching for “Michael Greenleaf” in Seattle, WA]

EXECUTION COPY
Exhibit G continued
The following sets forth a Mock-up of the Landing Page with multiple results, and, for avoidance of doubt, such page shall include the “Back To Yahoo! People Search” link set forth below:
[Mockup Landing Page with multiple results]

EXECUTION COPY
Exhibit E (Service Level Agreement) of the Agreement is hereby deleted in its entirety and replaced with the Service Level Agreement attached hereto.
The Agreement is hereby amended to include the new Exhibit H (Intelius Products) attached hereto.
Miscellaneous. This Amendment Two may be delivered by facsimile and may be executed in two or more counterparts, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument. Except as expressly amended as set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the Parties have caused this Amendment Two to the Service and Promotion Agreement to be executed by their duly authorized representatives as of the Amendment Two Effective Date.

YAHOO! INC.			INTELIUS INC.

By:	/s/ Josh Jacobs		By:	/s/ Ed Peterson

	Name:	Josh Jacobs		Name:	Ed Peterson
	Title:	Vice President		Title:	SVP Sales and Marketing

EXECUTION COPY
EXHIBIT E
SERVICE LEVEL AGREEMENT
1. Purpose.
     The purpose of this Service Level Agreement is to detail the service levels required of Intelius with respect to the provision of Intelius Content and the Landing Pages to which Users are directed from Yahoo! Properties. Terms not defined in this Exhibit E shall have the meaning set forth in the Agreement. All measurements and requirements under this SLA shall be pursuant to tests performed by or confirmed by a third party selected by Yahoo! and approved by Intelius, and the Parties shall share all costs of such third party. The SLA will be reviewed on quarterly basis and, if needed, may be adjusted as agreed upon mutually in writing by the parties.
2. Definitions
a.	“Availability and Page Load Exceptions” shall mean the exceptions detailed in Section 6 below.

b.	“Downtime” shall mean ( * * * )

c.	“Measured Pages” means the Landing Pages upon which Users may land, as well as any pages on Intelius sites on which Users may land when exiting Yahoo! Properties.

d.	“Page Load Time Objective” has the meaning set forth in Section 4.

e.	“Permitted Downtime” means ( * * * )

f.	“Planned Maintenance Period” has the meaning set forth in Section 5 below.

g.	“Service Availability” means ( * * * )

h.	( * * * ) means ( * * * )

i.	“Uptime” means the number of minutes per month that are not considered Downtime or Permitted Downtime.
3. Availability.
a.	Intelius will make the Intelius Content and Landing Pages available every day of the year and 24 hours a day, except for Planned Maintenance Periods.

b.	Intelius agrees that the Intelius Content and Landing Pages shall meet or exceed the Service Availability Objective.
4. Data Transfer Speeds; Page Load Times
     ( * * * )
5. Planned Maintenance Period
     Intelius will perform maintenance between 12:00 – 5:00 am PT to minimize impact to Users. To qualify as a “Planned Maintenance Period” for purposes of this SLA, Intelius shall provide Yahoo! with written notice as follows: (a) with respect to planned maintenance, written notice must be provided 24 hours prior to the planned maintenance and (b) with respect to emergency maintenance, as soon as possible, but no later than one (1) hour after emergency maintenance is complete.. For purposes of receiving such notices, Yahoo! designates the following e-mail address: ( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY
6. Availability and Page Load Exceptions
     The occurrence of any one of the following events will constitute an exception to Intelius’ obligation to meet the Service Availability Objective or Page Load Time Objection and will be considered Permitted Downtime:
a.	An outage, slowdown, failure or delay that is due to Yahoo!, or any of their Affiliates, agents, contractors, consultants, or providers acting on its behalf;

b.	An outage, slowdown, failure or delay that is caused by an event that is beyond the reasonable control of Intelius, including, but not limited to, acts of God, acts of any government in its sovereign or contractual capacity, terrorist acts, fires, floods, snowstorms, earthquakes, epidemics, quarantine restrictions, wars, riots, rebellions, insurrections or civil unrest, Internet viruses, hacker attacks such as “Denial of Service”, and general Internet brown-outs, black-outs and slowdowns;

c.	An outage, slowdown, failure or delay that is attributable to an unexpected material increase in traffic from Yahoo!; or

d.	An outage, slowdown, failure or delay that is attributable to a Planned Maintenance Period.

e.	An outage, slowdown, failure or delay due to Internet or network transit issues outside of Intelius’ control.
7. Reports.
     Upon the request of Yahoo!, Intelius will provide a report showing Intelius’ ( * * * )
8. Incident Management.
     Security issues or vulnerabilities associated with the Service and identified by Yahoo! will be promptly communicated to Intelius in writing. Once notice of such an issue or vulnerability is received by Intelius, Intelius will assign a prioritization level to the issue based on the descriptions below and will respond to Yahoo! accordingly. Provided such issue is within the reasonable control of Intelius, Intelius will work thereafter with Yahoo! to attempt to resolve the issue.
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY

Service
Impact
Report	Description	Initial Response	Updates	Resolution Target
Level 1	( * * * )	( * * * )	Hourly	Continuous until resolution
Level 2	( * * * )	( * * * )	Every 8 hour or as requested	24 hours
Level 3	( * * * )	( * * * )	Every 12 hours or as requested	1 business day
Notwithstanding the foregoing, Yahoo! acknowledges and agrees that Intelius’ ability to respond or resolve an issue described under this Section may be dependent upon third Party hardware, software, or other vendors issuing patches, updates, bug fixes, or other remedial services, code, or documentation and in the event of delays attributable to such third Party vendors, the timelines of this Section will be extended accordingly.
9. Response Team
     (a) Intelius has policies and procedures in place to notify its personnel on a 24 hour a day, 7 days a week basis if the Intelius Content is not being received or if the Landing Page or Intelius sites are not up and operational. Yahoo! will notify Intelius of any performance issues relating to this SLA by contacting the following:
(i)	Email ( * * * ) Yahoo! will include:

* An error rate graph showing the current issue and one from the last 24 hours;

* Output of an mtr toyahooo.intelius.com; and

* Output of the chkprovider script that returns average times and component times.
(ii)	For urgent issues, Yahoo! may contact the on-call engineer who will call Yahoo! back with 30 minutes: ( * * * )
(iii)	Escalations to the following people, allowing 30 minutes for a response before escalating to the next one:
        ( * * * )
     (b) Intelius may notify Yahoo! of any performance issues relating to this SLA by contacting the following in the order set forth below, allowing 30 minutes for a response before escalating to the next one:
•	Yahoo! Operations Center at ( * * * )
10. Outages.
     (a) In the event of any unscheduled emergency outage, slowdown, failure or delay, Intelius will notify Yahoo! and the following to the following email contact address: ( * * * )
     (b) ( * * * )
     (c) ( * * * )
( * * * ) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION COPY
EXHIBIT H
INTELIUS PRODUCTS
•	Background check

•	Reverse phone verification

•	Property & Area Information

•	Email Lookup

•	Date check

•	People Search

•	Email Search

•	Business People search

•	Social Net Search

•	Cell Phone Caller ID

•	Identity Protect

•	Criminal Check

•	Sex Offender

•	Neighborhood Watch

•	Marriage/Divorce Records

•	Death Records

•	Expert Assisted Search